Exhibit 18
October 30, 2020

Honeywell International Inc.
Charlotte, North Carolina

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2020, of the facts relating to the change in accounting principle for inventory from the last in, first-out method (“LIFO”) to the first-in, first-out method (“FIFO”) for certain inventories that were previously accounted for under the LIFO method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Honeywell International Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Honeywell International Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2019. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Honeywell International Inc., or on the financial position, results of operations, or cash flows of Honeywell International Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2019.

Yours truly,

/s/ Deloitte & Touche LLP

Charlotte, North Carolina